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                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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     4)     Date Filed: May 01, 2002


(These materials are intended to be released to one or more shareholders, inconjunction with the previously supplied Definitive Proxy Statement currently on file, on or about April 05, 2002)


Netro's Directors Refuse to disclose information CRUCIAL to shareholders

C. Robert ("Bob") Coates announced today that Netro Corporation's directors (NASDAQ: NTRO) refused to provide important information about Netro's involvement with Bungee Communications. Robert Coates said, "Netro's dealings with Bungee raise the very real possibility of serious conflicts of interest and gross mismanagement by company officers and directors. I asked Netro for more information about Bungee for the following reasons:

Shlomo Yariv, now Netro's Chief Operating Officer left his job at Innowave Wireless Systems, Ltd. in July 2000 and formed Bungee Communications and a separate holding company for Bungee named SSY (Shlomo Yariv's initials).

Three months later Netro invested $7.5 million in this overseas enterprise but did not disclose the exact terms of the investment. Bungee was supposed to develop the next generation of technology for Netro, so Netro was betting its future on Bungee.

A few days later on October 27th, Netro agreed to potentially pay up to $350 million to Shlomo Yariv and his holding company SSY for his share of Bungee.

In that same year of 2000, Shlomo Yariv received 80,000 Netro options even though he was a Bungee employee, not a Netro employee.

In May 2001, Yariv became Netro's COO. Netro kept paying millions of dollars of shareholders' money to Yariv's Bungee. Netro also gave Yariv options on 370,000 additional shares.

In Feb 2002, Street.com reported that Netro had closed Bungee. This information does not appear in Netro's 10-K, 10-Q, or its proxy statement.

During an April 17, 2002 quarterly conference call, Netro offhandedly mentioned that Bungee had been closed down.

I think that Bungee was aptly named. It looks like Netro's CEO and directors went "Bungee jumping". Now shareholders end up with a COO who appears to be directly responsible for Bungee's failure and the loss of both the shareholders' money and the company's technological future.

Given that background on Bungee and the potential conflicts of interest, I filed a demand for more information about Bungee. Netro came back to me with a letter saying "...your stated desires to determine the status of the Bungee investment and to evaluate the propriety of Mr. Yariv's compensation reflects nothing more that mere curiosity..."

I think that Netro's letter to me shows an outrageous disregard of the shareholders' right to information about their own company and for corporate governance in general. The directors have a duty of candor. The duty of candor requires that the information provided to shareholders be materially complete. The National Association of Corporate Directors (NACD) believes that "There are three keys to board effectiveness: Independence, Information, and Integrity - especially the courage to ask tough questions." In addressing the issue of integrity, NACD says, "Directors should have "the duty of curiosity" to ask difficult questions." NACD also says "Securities laws require full, timely and clear disclosure of important information."

Robert Coates concluded by saying, "The shareholders need to know much more about Bungee. And they need to know it now."